EXHIBIT 6

CONSENT OF THE TRUSTEE
REQUIRED BY SECTION 321(b) OF THE ACT

February 9, 2009

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

In connection with the proposed issuance of debt securities of  American Honda Finance Corporation and American Honda Receivables Corp., the undersigned, in accordance with Section 321(b) of the Trust Indenture Act of 1939, as amended, hereby consents that reports of examinations of the undersigned by federal, state, territorial, or district authorities authorized to make such examinations may be furnished by such authorities to the Securities and Exchange Commission upon request therefor.

Sincerely,

Union Bank, N.A.

By:	/S/ Patricia Phillips-Coward
Patricia Phillips-Coward
Vice President